Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August 26, 2019 by and between PAPA JOHN’S INTERNATIONAL, INC., a Delaware corporation (the “Company”), and Robert Lynch, a resident of Georgia (“Executive”).

RECITALS

WHEREAS, Executive has been offered the position of Chief Executive Officer of the Company.

WHEREAS, the Company desires to employ Executive, and Executive wishes to be employed as Chief Executive Officer of the Company, to be governed by the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.                  Effective Date. The terms and conditions of Executive’s employment hereunder shall become effective upon August 26, 2019 (the “Effective Date”).

2.                  Employment. Subject to all the terms and conditions of this Agreement, Executive’s period of employment under this Agreement shall be the period commencing on the Effective Date and ending on August 26, 2022 (the “Third Anniversary Date”), which term, unless otherwise agreed to by the parties, shall be extended on the Third Anniversary Date and on each anniversary of that date thereafter, for a period of one year (which term together with such extensions, if any, shall be hereinafter defined as the “Term”), unless Executive’s employment terminates earlier in accordance with Section 9 hereof. Either party may elect not to renew the Term by providing written notice to the other party at least 180 days prior to the expiration of the Term. Thereafter, if Executive continues in the employ of the Company, the employment relationship shall continue to be at will, terminable by either Executive or the Company at any time and for any reason, with or without cause.

3.                  Position and Duties.

(a)               Employment with the Company. Executive shall be employed as the Chief Executive Officer of the Company and shall perform the duties and responsibilities of the Chief Executive Officer position and such other duties and responsibilities as the Board of Directors of the Company (the “Board”) shall reasonably assign to Executive from time to time, including duties and responsibilities relating to the Company’s wholly-owned and partially owned subsidiaries and other affiliates.

(b)               Performance of Duties and Responsibilities; Location. Executive shall observe and comply with all applicable policies of the Company and directives promulgated from time to time by the Board that are not inconsistent with this Agreement. Executive shall serve the Company faithfully and to the best of Executive’s ability and shall devote full working time, attention and efforts to the business of the Company during Executive’s employment with the Company hereunder. While Executive is employed by the Company, Executive shall report to the Board. Executive hereby represents and confirms that Executive is under no contractual or legal commitments that would prevent Executive from fulfilling Executive’s duties and responsibilities as set forth in this Agreement. During Executive’s employment with the Company, Executive shall not accept other employment or engage in other material business activity, except as may be approved in writing by the Board. Executive may participate in charitable activities and personal investment activities to a reasonable extent, and Executive may serve as a director of business organizations as approved by the Board, so long as such activities and directorships are consistent with the Papa John’s International, Inc. Corporate Governance Guidelines, as amended from time to time, and do not interfere with the performance of Executive’s duties and responsibilities hereunder. Executive’s principal office location shall be the Company’s offices located in Louisville, KY or such other location as mutually agreed by the parties.

(c)               Board. The Board shall appoint Executive to serve as a member of the Board, within 5 days of the Effective Date. Thereafter, during the Term and subject to the annual approval of the Corporate Governance and Nominating Committee of the Board in accordance with its duties and responsibilities, Executive shall be nominated for election to the Board so long as he is then serving as Chief Executive Officer of the Company. Executive’s service as a member of the Board will terminate automatically upon the termination of Executive’s employment with the Company for any reason. As a condition to Executive’s appointment to the Board, Executive has submitted, or shall no later than the date hereof submit, an irrevocable resignation letter pursuant to which Executive shall resign from the Board and all applicable committees thereof (and all applicable subsidiary boards and committees) effective automatically and immediately upon the termination of Executive’s employment with the Company for any reason.

4.                  Compensation.

(a)               Base Salary. As of the Effective Date, the Company shall pay to Executive an initial base salary at the rate of $900,000 per year, less deductions and withholdings, which base salary shall be paid in accordance with the Company’s normal payroll policies and procedures. Executive’s base salary shall be reviewed on an annual basis by the Compensation Committee of the Board, at the same time and in the same manner as compensation is reviewed by the Compensation Committee of the Board for other executive officers of the Company generally, to determine whether it should be increased (not decreased). Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b)               Incentive Bonus and Equity Awards.

(i)                 Sign-On Equity Awards. On the Effective Date, Executive shall be granted a time-based restricted stock award under the Company’s 2018 Omnibus Incentive Plan (the “Omnibus Plan”) with a number of shares equal to $3,000,000 divided by the closing price of a share of the Company’s common stock on the Effective Date (the “Sign-On Equity Grant”). The Sign-On Equity Grant shall be subject to the terms and conditions of the Omnibus Plan and form of award agreement attached hereto as Exhibit A.

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(ii)              Sign-On Cash Bonus. The Company shall pay to Executive a lump sum cash sign-on bonus of $3,000,000 (the “Sign-On Bonus”) within 15 days following the Effective Date; provided that, Executive shall repay to the Company (A) 100% of the Sign-On Bonus if, prior to August 26, 2021 (the “Second Anniversary Date”), Executive terminates his employment without Good Reason (and not due to Disability, each as defined below) or the Company terminates Executive’s employment for Cause (as defined below); or (B) 50% of the Sign-On Bonus if, after the Second Anniversary Date, but prior to the Third Anniversary Date, Executive terminates his employment without Good Reason (and not due to Disability) or the Company terminates Executive’s employment for Cause.

(iii)            Equity Awards. In fiscal year 2020 and thereafter during the Term, Executive shall be entitled to participate in such equity-based-compensation plans of the Company and its affiliates in effect from time to time for other executive officers of the Company, and as approved by and at the discretion of the Compensation Committee of the Board. Notwithstanding the foregoing, in fiscal year 2020, the target grant-date value of Executive’s equity-award grants shall be $3,400,000. All such awards shall be granted in the same allocation of grant types as other executive officers of the Company and pursuant to the Company’s standard form of equity-award agreements as used under the Omnibus Plan from time to time, in each case, as approved by the Compensation Committee of the Board.

(iv)             Annual Performance-Based Bonus. During the Term, Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) based upon the achievement of such corporate and individual performance goals and other criteria that are established by the Compensation Committee of the Board and which shall be generally consistent with the goals and measures for other executive officers of the Company. Executive’s target Annual Bonus opportunity shall be 110% of Executive’s Base Salary (the “Target Annual Bonus”) and the maximum Annual Bonus payable shall be equal to 300% of Executive’s Base Salary. The Annual Bonus shall be paid in accordance with Company practices and any guidelines issued for that given Annual Bonus year. The Annual Bonus, if earned, shall be paid on the date that eligible executives of the Company are paid a bonus for the applicable Annual Bonus year. With respect to fiscal year 2019, the Company shall pay to Executive an amount equal to or exceeding the Target Annual Bonus. Except with respect to fiscal year 2019, the Annual Bonus, if earned, shall be pro-rated for any partial years of employment.

(c)               Benefits. Executive shall be entitled to participate in all employee benefit plans and programs of the Company that are available to executive officers generally to the extent that Executive meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(d)               Expenses. The Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of Executive’s duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expenses, expense verification and documentation. The Company shall reimburse Executive for the reasonable expenses of Executive’s legal counsel, in connection with Executive’s negotiations and preparation of this Agreement (and Exhibits) to commence employment with the Company, up to a maximum of $25,000.

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(e)               Vacations and Holidays. Executive shall be entitled to such vacation and holiday benefits as provided to executive officers generally, as the Company establishes by policy from time to time. Executive shall coordinate Executive’s vacation schedule with the Company so as not to impose an undue burden on the Company.

(f)                Relocation Benefits. Executive shall be entitled to participate in the Company’s relocation benefits program available to executive officers, with the modifications set forth on Exhibit B, subject to Executive’s execution of the Company’s standard form Relocation Agreement.

5.                  Subsidiaries. As used in this Agreement, “Company” shall include the Company and each corporation, limited liability company, partnership, or other entity that is controlled by the Company (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests), provided, however, that Executive’s title need not be identical for each of the affiliated entities nor the same as that for the Company.

6.                  Confidential Information and Other Agreements. Executive agrees to abide by the terms of any and all agreements and obligations to the Company regarding confidentiality, including but not limited to any offer letter, Code of Ethics provision, policy, or Executive’s Arbitration Agreement, all the terms of which are reiterated and incorporated by reference herein, and any successor agreements of similar nature executed by Executive from time to time.

7.                  Restrictive Covenants.

(a)               Covenant Not-to-Compete. Executive agrees that during the period Executive is employed by the Company, and for a period of 12 months thereafter, regardless of the reasons that such employment ceases or terminates and regardless of whether the employment is terminated by Executive for Good Reason or without Good Reason or by the Company for Cause or without Cause, Executive shall not, engage in any of the following activities:

(i)                 directly or indirectly enter into the employ of, render any service to or act in concert with any person, partnership corporation or other entity that owns, operates, manages, franchises or licenses any business that sells pizza on a delivery or carry-out basis, including business formats such as those described on Exhibit C or for any person, partnership, corporation or other entity which provides, distributes or manufactures pizza goods, services or products the same or similar to those provided, distributed or manufactured by the Company (a “Competitive Business”);

(ii)              directly or indirectly engage in any such Competitive Business on Executive’s own account; or

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(iii)            become interested in any such Competitive Business directly or indirectly as an individual, partner, shareholder, director, officer, principal, agent, employee, consultant or in any other relationship or capacity; provided, that the purchase of a publicly traded security of a corporation engaged in such business or service shall not in itself be deemed violative of this Agreement so long as Employee does not own, directly or indirectly, more than 1% of the securities of such corporation.

(b)               Appropriation and Disclosure of Information. Except as required for Executive to discharge his duties as an officer of the Company during the Term of the Agreement Executive will not at any time use, copy or duplicate any trade secrets, methods of operation, processes, formulas, advertising, marketing, designs, plans, know-how or other proprietary ideas or information of the Company, nor will Executive convey, divulge, make available or communicate such information to any third party or assist others in using, copying or duplicating any of the foregoing.

(c)               Solicitation of Customers. Executive agrees that during the period Executive is employed by the Company, and for a period of 12 months thereafter, regardless of the reasons that such employment ceases or terminates and regardless of whether the employment is terminated by Executive for Good Reason or without Good Reason or by the Company for Cause or without Cause, Executive will not directly or indirectly, including without limitation, providing information concerning a customer to third parties, solicit, entice or induce any customer of the Company to cease doing business with the Company.

(d)               Solicitation of Employees. Executive agrees that during the period Executive is employed by the Company, and for a period of 24 months thereafter, regardless of the reasons that such employment ceases or terminates and regardless of whether the employment is terminated by Executive for Good Reason or without Good Reason or by the Company for Cause or without Cause, Executive will not directly or indirectly, including without limitation, providing information concerning an employee to third parties, solicit, entice or induce any employee to leave the employment of the Company.

(e)               Non-disparagement. Executive agrees that Executive shall not make, directly or indirectly, to any person or entity including, but not limited to, present or former employees of the Company and/or the press, any disparaging oral or written statements about the Company, or their products or services. Executive further agrees to not post any such statements on the internet or any blog or social networking site. The Company (via any authorized public statement), its executive officers and members of the Board shall not make, directly or indirectly, to any person or entity including, but not limited to, present or former employees of the Company and/or the press, any disparaging oral or written statements about Executive or his performance with the Company. Each of Executive, the Company, its executive officers and members of the Board, respectively, agrees to not post any such statements on the internet or any blog or social networking site. The foregoing shall not be violated by (i) truthful statements by the Company, Executive or the executive officers or members of the Board in response to an internal investigation, legal process, governmental investigation, inquiry, request for information, testimony or filings, or administrative, court or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), (ii) the Company, Executive or the executive officers or members of the Board rebutting false or misleading statements made by others, (iii) actions taken by the Executive or the executive officers or members of the Board, or statements made by the Executive or the executive officers or members of Board, in the good faith performance of their respective duties to the Company, or (iv) any disclosure made by the Company in a filing required to be made with the Securities and Exchange Commission. Nothing in this Section 7(e) or any other provision of this Agreement shall be construed or enforced in a manner that would interfere with Executive’s, or the Company’s (or executive officers’ or members of the Board’s) rights under the National Labor Relations Act, if any, to discuss or comment on the terms and conditions of Executive’s employment.

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(f)                Reasonableness of Scope and Duration. Executive agrees that the covenants in this Section 7 are, taken as a whole, reasonable with respect to the activities covered and their geographic scope and duration, and Executive shall not raise any issue of the reasonableness of the areas, activities or duration of any such covenants in any proceeding to enforce any such covenants.

(g)               Enforceability. Executive agrees that the Company may not be adequately compensated by damages for a breach of any of the covenants contained in this Section 7, and that the Company shall, in addition to all other remedies, be entitled to injunctive relief and specific performance. The covenants contained in this Section 7 shall be construed as separate covenants, and if any court shall finally determine that the restraints provided for in such covenants are too broad as to the area, activity or time covered, said area, activity or time covered may be reduced to whatever extent the court deems reasonable, and such covenants shall be enforced as to such reduced area, activity or time.

8.                  Intellectual Property.

(a)               Disclosure and Assignment. As of the Effective Date, Executive hereby transfers and assigns to the Company (or its designee) all right, title, and interest of Executive in and to every idea, concept, invention, trade secret and improvement (whether patented, patentable or not) conceived or reduced to practice by Executive whether solely or in collaboration with others while Executive is employed by the Company, whether or not conceived or reduced to practice during the regular hours of Executive’s employment (collectively, “Creations”) and all copyrighted or copyrightable matter created by Executive whether solely or in collaboration with others while Executive is employed by the Company that relates to the Company’s business (collectively, “Works”) whether or not created during the regular hours of Executive’s employment. Executive shall communicate promptly and disclose to the Company, in such form as the Company may request, all information, details, and data pertaining to each Work and Creation. Every copyrightable Work, regardless of whether copyright protection is sought or preserved by the Company, shall be a “work made for hire” as defined in 17 U.S.C. § 101, and the Company shall own all rights in and to such matter throughout the world, without the payment of any royalty or other consideration to Executive or anyone claiming through Executive.

(b)               Trademarks. All right, title, and interest in and to any and all trademarks, trade names, service marks, and logos adopted, used, or considered for use by the Company during Executive’s employment (whether or not developed by Executive) to identify the Company’s business or other goods or services (collectively, the “Marks”), together with the goodwill appurtenant thereto, and all other materials, ideas, or other property conceived, created, developed, adopted, or improved by Executive solely or jointly during Executive’s employment by the Company and relating to its business shall be owned exclusively by the Company. Executive shall not have, and will not claim to have, any right, title, or interest of any kind in or to the Marks or such other property.

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(c)               Documentation. Executive shall execute and deliver to the Company such formal transfers and assignments and such other documents as the Company may request to permit the Company (or its designee) to file and prosecute, defend and enforce such registration applications and other documents it deems useful to protect or enforce its rights hereunder.

9.                  Termination of Employment.

(a)               Executive’s employment with the Company shall terminate immediately upon:

(i)                 Executive’s receipt of written notice from the Company of the termination of Executive’s employment;

(ii)              the Company’s receipt of Executive’s written or oral resignation from the Company;

(iii)            Executive’s Disability (as defined in the Omnibus Plan); or

(iv)             Executive’s death.

(b)               The date upon which Executive’s termination of employment with the Company occurs shall be the “Termination Date.”

10.              Payments upon Termination of Employment.

(a)               If Executive’s employment with the Company is terminated for any reason, the Company shall pay to Executive his Base Salary through the Termination Date and all other benefits to which Executive may be entitled under any applicable Company policy, plan or procedure (without duplication of benefits) through the Termination Date, and reimbursement of Executive’s expenses incurred through the Termination Date in accordance with Section 4(d), (collectively, “Accrued Obligations”).

(b)               Except in the case of a Change of Control, which is governed by Section 10(c) below, if Executive’s employment with the Company is terminated by the Company pursuant to Section 9(a)(i) effective on the date of or before the date of expiration of the Term for any reason other than for Cause or by Executive for Good Reason, then the Company shall provide to Executive, subject to Section 10(i) of this Agreement, the following:

(i)                 the Accrued Obligations;

(ii)              (A) if such termination is on or prior to the Second Anniversary Date, an amount equal to one and one-half (1.5) times the sum of Executive’s Base Salary and Executive’s Target Annual Bonus, payable in equal installments for the 18 months following such Termination Date; or (B) if such termination is after the Second Anniversary Date, continuation of Executive’s Base Salary paid in equal monthly installments for 18 months following such Termination Date;

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(iii)            any earned and unpaid Annual Bonus for the fiscal year preceding the fiscal year in which the Termination Date occurs;

(iv)             a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which the Termination Date occurs, subject to the achievement of applicable performance measures, and paid at the same time as bonuses are paid to other executives generally, but in no event later than March 15 following the year in which the Termination Date occurs;

(v)               in the event that Executive timely elects medical and dental coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for Executive’s cost of COBRA coverage for 18 months following the Termination Date;

(vi)             the Company shall make outplacement services available to Executive, at a cost not to exceed $12,000, for a period of time not to exceed 12 months following the Termination Date; and

(vii)          Executive shall not be subject to the repayment obligations set forth in Section 4(b)(ii) or Section 4(f) (and the applicable Relocation Agreement).

(c)               If Executive’s employment is terminated by the Company without Cause in the 24 months following a Change of Control (as defined below) and on or prior to the date of the expiration of the Term, or if Executive’s employment is terminated by Executive for Good Reason in the 24 months following a Change of Control and on or prior to the date of the expiration of the Term, then the Company shall provide to Executive, subject to Executive’s compliance with Section 10(i) of this Agreement, the following:

(i)                 the Accrued Obligations;

(ii)              (A) if such termination is on or prior to the Second Anniversary Date, an amount equal to two (2) times the sum of Executive’s Base Salary and Executive’s Target Annual Bonus payable in a single lump sum payment to be paid no later than 60 days following the Termination Date; or (B) if such termination is after the Second Anniversary Date, an amount equal to three (3) times Executive’s Base Salary payable in a single lump sum payment paid no later than 60 days following the Termination Date;

(iii)            any earned and unpaid Annual Bonus for the fiscal year preceding the fiscal year in which the Termination Date occurs;

(iv)             a pro-rata portion of Executive’s Target Annual Bonus for the fiscal year in which the Termination Date occurs, to be paid no later than 60 days following the Termination Date;

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(v)               in the event that Executive timely elects medical and dental coverage under COBRA, the Company shall reimburse Executive for Executive’s cost of COBRA coverage for 18 months following the Termination Date;

(vi)             the Company shall make outplacement services available to Executive, at a cost not to exceed $12,000, for a period of time not to exceed 12 months following the Termination Date; and

(vii)          Executive shall not be subject to the repayment obligations set forth in Section 4(b)(ii) or Section 4(f) (and the applicable Relocation Agreement).

(d)               A “Change of Control” hereunder shall mean a “Corporate Transaction” as defined in the Omnibus Plan (as may be amended from time to time).

During the Term, Executive shall not participate in the Company’s Change of Control Severance Plan, effective as of November 1, 2018.

(e)               A termination by Executive for “Good Reason” shall mean a termination based on:

(i)                 the assignment to Executive of different job responsibilities that results in a material decrease in the level of responsibility (including reporting responsibilities);

(ii)              removal from, or a failure to nominate Executive for election (and re-election) to, the Board;

(iii)            a material reduction by the Company in Executive’s Base Salary;

(iv)             if occurring on or following a Change of Control, a material reduction by the Company or the surviving company in total benefits available to Executive under cash incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect prior to the Change of Control;

(v)               the requirement that Executive be based more than 50 miles from where Executive’s office is then located, except for required travel on Company business;

(vi)             the failure by the Company to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (“Successor”) the assent to this Agreement contemplated by Section 14(h) hereof; or

(vii)          the Company’s notice to Executive of a non-extension of the Term under Section 2.

Provided, however, that the foregoing events shall not be deemed to constitute Good Reason unless (x) Executive has notified the Company in writing of the occurrence of such event(s) within 60 days of such occurrence, (y) the Company has failed to have cured such event(s) (if curable) within 30 days of its receipt of such written notice, and (z) Executive terminates employment within 30 days of the expiration of the time within which the Company has to cure and such occurrence is uncured.

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(f)                If Executive’s employment with the Company is terminated effective on or prior to the date of expiration of the Term by reason of Executive’s death or Disability, the Company shall pay to Executive or Executive’s beneficiary or estate, as the case may be, the Accrued Obligations, any earned and unpaid Annual Bonus for the fiscal year preceding the fiscal year in which the Termination Date occurs, and a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which the Termination Date occurs, subject to the achievement of applicable performance measures and paid at the same time as bonuses are paid to other executives generally but in no event later than March 15 following the year in which the Termination Date occurs.

(g)               “Cause” hereunder shall mean:

(i)                 gross negligence or willful material misconduct in connection with the performance of Executive’s duties;

(ii)              conviction of a criminal offense (other than minor traffic offenses) that is, or may reasonably be expected to be, injurious to the Company, its business, reputation, prospects, or otherwise;

(iii)            material breach of any term of any agreement between Executive and the Company, including any employment, consulting or other services, confidentiality, intellectual property, non-competition or non-disparagement agreement;

(iv)             violation in any material respect of the code of conduct generally applicable to executive officers, including, but not limited to, the Company’s Code of Ethics and Business Conduct;

(v)               acts or omissions involving willful or intentional malfeasance or misconduct that is materially injurious to the Company, its business, reputation, prospects, or otherwise; or

(vi)             commission of any act of fraud or embezzlement against the Company.

(h)               “Disability” hereunder shall have the same meaning as contained in the Omnibus Plan.

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(i)                 Notwithstanding any other provision hereof, the Company shall not be obligated to make any payments under Section 10 of this Agreement other than for the payment of Base Salary through the Termination Date unless Executive has signed a full release of claims against the Company substantially in the form attached hereto as Exhibit D, all applicable consideration periods and rescission periods provided by law shall have expired, and Executive is in strict compliance with the terms of this Agreement and any other agreements between Executive and the Company as of the dates of the payments. Within five business days of the Termination Date, the Company shall deliver to Executive the release for Executive to execute. Executive will forfeit all rights to the payments provided pursuant to Section 10, other than for the payment of the Accrued Obligations, and any equity acceleration provided in any equity award agreements to which Executive is subject unless Executive executes and delivers to the Company the release within 30 days of delivery of the release by the Company to Executive and such release has become irrevocable by virtue of the expiration of the revocation period without the release having been revoked (the first such date, the “Release Effective Date”). The Company shall have no obligation to provide the payments pursuant to Sections 10(b) or any acceleration of equity prior to the Release Effective Date. Payments will commence with the next regular payroll date that occurs more than three business days after the Release Effective Date, with any payment that would have been made but for the Release Effective Date not having occurred being made at that time, provided, however, that if the length of the five business day release delivery date, plus the 30 day or any other applicable review period, plus any revocation period, each as described above or in the release described above, begins in one taxable year and ends in the next taxable year, the Release Effective Date will not occur until the next taxable year.

(j)                 With respect to payments provided pursuant to Section 10, and subject to Executive’s execution and non-revocation of a full release of claims as set forth in Section 10(i), in no event shall Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer.

(k)               To the extent Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to Executive and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 10(k).

(i)                 For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance shall be treated as a right to receive a series of separate and distinct payments.

(ii)              Executive will be deemed to have a Termination Date for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(iii)            Notwithstanding any other provision hereof, to the extent Executive is a “specified employee” as defined in Section 409A and the final regulations promulgated thereunder, and any portion of Executive’s severance pay is not exempt from Section 409A, but would otherwise be payable within the first six (6) months following the date of Executive’s date of termination, such severance pay will not be paid to Executive until the first payroll date of the seventh (7th) month following the date of termination.

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(iv)             (A) Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practical and in any event not later than the last day of the fiscal year after the fiscal year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

(v)               Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(vi)             Notwithstanding anything to the contrary in this Agreement, if payments are to be made pursuant to Section 10(c) as a result of a Change of Control that is not also a “change in control event” as defined in Section 409A, then payments to be made pursuant to Section 10(c)(i) shall be made in installments over 18 months.

11.              Return of Property. Upon termination of Executive’s employment with the Company, Executive shall deliver promptly to the Company all records, files, manuals, books, forms, documents, letters, memoranda, data, customer lists, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, and copies thereof, that are the property of the Company, or that relate in any way to the business, products, services, personnel, customers, prospective customers, suppliers, practices, or techniques of the Company, and all other property of the Company (such as, for example, computers, cellular telephones, pagers, credit cards, and keys), whether or not containing Confidential Information, that are in Executive’s possession or under Executive’s control.

12.              Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by Executive of the provisions of Sections 6, 7, 8, and 11 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages. Any such action shall only be brought in a court of competent jurisdiction in the Commonwealth of Kentucky, and the parties consent to the jurisdiction, venue and convenience of such courts.

13.              IRC 280G “Net Best”. Notwithstanding anything to the contrary in this Agreement, to the extent that the payment and benefits to be provided under this Agreement and any payments and benefits provided to Executive or for Executive’s benefit under any other Company plan or agreement (collectively, the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Code Section 4999, the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit (taking all income, employment and excise taxes into account) received by Executive shall exceed the net after-tax benefit that would be received by Executive if no such reduction was made.

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14.              Miscellaneous.

(a)               Governing Law. This Agreement shall be governed by, subject to, and construed in accordance with the laws of the Commonwealth of Kentucky without regard to conflict of law principles.

(b)               Dispute Resolution. Subject to Section 12 of this Agreement, the parties agree that to the extent permitted by law, any dispute arising between Executive and the Company, including whether any provision of this Agreement has been breached, shall be resolved through confidential mediation, or confidential binding arbitration in accordance with an Arbitration Agreement to be entered into in the form provided to Executive in connection with entering into this Agreement (“Arbitration Agreement”). Any such dispute shall initially be submitted for resolution to a neutral mediator, mutually selected by the parties. If such dispute is not resolved to the satisfaction of the parties, or the parties cannot agree upon a mediator, then it shall be submitted for resolution in accordance with the Arbitration Agreement. The parties agree to keep confidential both the fact that any mediation/arbitration has or will take place between them, all facts related thereto, and any resolution thereunder. Any resolution reached via mediation or award of an arbitrator shall be final and binding on the parties.

(c)               Indemnification Agreement. Effective the Effective Date, the Company and Executive shall enter into the Company’s customary Indemnification Agreement for directors and officers in the form that has been provided to Executive.

(d)               Entire Agreement. This Agreement contains the entire agreement of the parties relating to Executive’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(e)               No Violation of Other Agreements. Executive hereby represents and agrees that neither (i) Executive’s entering into this Agreement, (ii) Executive’s employment with the Company, nor (iii) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound.

(f)                Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(g)               No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

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(h)               Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement (i) to any entity with which the Company may merge or consolidate, or (ii) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its assets. Upon Executive’s written request, the Company will seek to have any Successor by agreement assent to the fulfillment by the Company of its obligations under this Agreement. After any assignment by the Company pursuant to this Section 14(h), the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement. All amounts due to Executive (including under Section 10, subject in such event to the legal representative of Executive’s estate satisfying the requirement of a full release of claims provided in Section 10(i) if Executive had not done so) shall be paid to Executive’s estate or beneficiary, as the case may be, in the event of his death before all such payments have been made.

(i)                 Deductions and Withholdings. Any amount payable to Executive pursuant to this Agreement shall be subject to deductions and withholdings as required by applicable law.

(j)                 Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(k)               Severability. To the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(l)                 Survival. The terms and conditions set forth in Sections 3(c), 6, 7, 8, 11, 12, 13 and 14 of this Agreement, and any other provision that continues by its terms, shall survive expiration of the Term or termination of Executive’s employment for any reason.

(m)             Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(n)               Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, to SVP, General Counsel at the Company’s principal place of business, and if to Executive, at Executive’s home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth above.

PAPA JOHN’S INTERNATIONAL, INC.

By:	/s/ Jeffrey C. Smith
Jeffrey C. Smith
Chairman of the Board of Directors

EXECUTIVE

By:	/s/ Robert Lynch
Robert Lynch

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